EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the previously filed Registration Statement on Form S-8 (File No. 333-193761) of Sevcon, Inc. of our report dated December 24, 2015, relating to our audit of the consolidated financial statements and financial statement schedule which appear in this Annual Report on Form 10-K for the year ended September 30, 2015.

/s/ RSM US LLP
RSM US LLP

Boston, Massachusetts
December 24, 2015